Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-133573 on Form S-3 of our reports dated February 29, 2008, relating to the consolidated financial statements and financial statement schedules of PartnerRe Ltd. and subsidiaries and the effectiveness of PartnerRe Ltd.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PartnerRe Ltd. and subsidiaries for the year ended December 31, 2007 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche

Hamilton, Bermuda

May 19, 2008